                                                                    EXHIBIT 99.3


            REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
SyQuest Technology, Inc.

   In our opinion, the accompanying consolidated statement of financial condition and the related statement of results of operations, of stockholders equity (deficit) and of cash flows present fairly, in all material respects, the financial position of SyQuest Technology, Inc. and subsidiaries at September 30, 1997, and the consolidated results of their operations and their cash flows for the year ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant recent losses from operations and will need to obtain additional financing to fund operations for the year ending September 30, 1998 and beyond. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

San Jose, California
December 29, 1997, except as to
Note 14, paragraph 3 and
Note 1, paragraphs 7 to 8,
which are as of August 14, 1998.

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SyQuest Technology, Inc.

     We have audited the accompanying consolidated balance sheet of SyQuest Technology, Inc. and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended September 30, 1996. These financial statements and schedule are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated December 11, 1996, the Company, as discussed in Note 1 "Basis of Presentation", paragraph 5, has experienced operating losses and a reduction in revenues that has adversely affected the Company's reported results of operations for the first two fiscal quarters of 1997. Note 1 "Basis of Presentation", paragraph 5, describes management's plans to address these issues.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SyQuest Technology, Inc. and subsidiaries at September 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                 /s/Ernst & Young, LLP

San Jose, California
December 11, 1996, except for Note 1, "Basis of
Presentation", paragraph 9 as to which the date is June 27, 1997

                            SYQUEST TECHNOLOGY, INC.

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
                                                          (IN THOUSANDS,
                                                        EXCEPT SHARE DATA)
Current assets:
  Cash and cash equivalents........................   $  7,083      $   3,670
  Accounts receivable, net.........................     19,535         30,341
  Inventories, net.................................     26,737         10,538
  Prepaid expenses and deposits....................      6,049          2,471
                                                      --------      ---------
    Total current assets...........................     59,404         47,020
Net plant, property and equipment..................     22,999         27,180
Other assets.......................................        246            981
                                                      --------      ---------
Total Assets.......................................   $ 82,649      $  75,181
                                                      ========      =========
Current liabilities:
  Short-term borrowings............................   $ 23,291      $  19,268
  Accounts payable.................................     14,800         23,917
  Accrued liabilities..............................     15,532         20,637
  Current portion of long-term debt................      4,345         20,549
                                                      --------      ---------
    Total current liabilities......................     57,968         84,371
Long-term debt.....................................      4,024         20,971
Other long-term liabilities........................        959            192
Mandatory Redeemable Warrants......................     14,085            --
Stockholders' equity (deficit):
  Preferred stock, $.0001 par value in 1997 and
   $.001 in 1996: 4,000,000 shares authorized;
   129,000 and 19,193 shares issued and outstand-
   ing.............................................        --              18
  Common stock, $.0001 par value in 1997 and $.001
   in 1996: 120,000,000 and 60,000,000 shares
   authorized; 59,887,000 and 12,312,769 shares
   issued and outstanding..........................          6             14
  Additional paid in capital.......................    222,766        108,262
  Treasury common stock at cost--1,225,000 shares
   in 1997 and 1996................................    (12,855)       (12,855)
  Retained deficit.................................   (204,304)      (125,792)
                                                      --------      ---------
    Total stockholders' equity (deficit)...........      5,613        (30,353)
                                                      ========      =========
Total Liabilities and Shareholders Equity..........   $ 82,649      $  75,181
                                                      ========      =========


                            See accompanying notes.

                            SYQUEST TECHNOLOGY, INC.

                CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

                                              YEARS ENDED SEPTEMBER 30,
                                          ------------------------------------
                                             1997        1996         1995
                                          ----------- -----------  -----------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue.............................. $  122,723  $   200,407  $  299,544
Cost of revenue..........................    123,624      248,693     248,497
                                          ----------  -----------  ----------
Gross Profit (loss)......................       (901)     (48,286)     51,047
Operating Expenses:
  Selling, general and administrative....     45,074       51,743      44,264
  Research and development...............     17,996       25,920      23,892
  Restructuring costs....................        --         4,727         --
                                          ----------  -----------  ----------
Total operating expenses.................     63,070       82,390      68,156
Loss from operations.....................    (63,971)    (130,676)    (17,109)
Interest income/(expense)................     (4,350)      (1,037)      1,134
Other income/expense.....................        --        (1,938)        468
                                          ----------  -----------  ----------
Net Loss before income taxes.............    (68,321)    (133,651)    (15,507)
  Provision for Income Taxes.............       (350)      (3,000)      3,721
Net Loss.................................    (68,671)    (136,651)    (11,786)
                                          ----------  -----------  ----------
Embedded Yield on Preferred Stock........     (5,300)      (5,682)        --
Preferred Stock Dividend.................     (1,991)         --          --
Valued Assigned to Warrants..............     (2,550)         --          --
                                          ----------  -----------  ----------
Net Loss applicable to common stock
 holders.................................    (78,512)    (142,333)    (11,786)
                                          ==========  ===========  ==========
Basic and Diluted Loss per share......... $    (2.25) $    (12.38) $    (1.07)
                                          ==========  ===========  ==========
Common and common equivalent shares used
 in computing per share amounts..........     34,815       11,497      11,063
                                          ==========  ===========  ==========


                            See accompanying notes.

                            SYQUEST TECHNOLOGY, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                               TOTAL
                          PREFERRED STOCK     COMMON STOCK   ADDITIONAL TREASURY
                          -----------------   --------------  PAID-IN-   COMMON   ACCUMULATED
                          SHARES    AMOUNT    SHARES  AMOUNT  CAPITAL    STOCK      DEFICIT     TOTAL
                          -------   -------   ------  ------ ---------- --------  ----------- ---------
                                                      (IN THOUSANDS)
Balance at October 1,
 1994...................       --    $   --   10,825   $ 12   $ 74,161  $(11,655)  $  28,327  $  90,845
Stock options
 exercised..............       --        --      502      1      2,932       --          --       2,933
Shares issued under The
 Employee Stock Purchase
 Plan...................       --        --       97    --       1,061       --          --       1,061
Purchase of treasury
 stock at cost..........       --        --     (100)   --         --     (1,200)        --      (1,200)
Income tax benefit from
 stock options
 exercised..............       --        --      --     --       1,321       --          --       1,321
Stock option
 compensation...........       --        --      --     --          14       --          --          14
Net loss................       --        --      --     --         --        --      (11,786)   (11,786)
                           -------   -------  ------   ----   --------  --------   ---------  ---------
Balance at September 30,
 1995...................       --        --   11,324     13     79,489   (12,855)     16,541     83,188
Stock options
 exercised..............       --        --      386      1      1,421       --          --       1,422
Shares issued under The
 Employee Stock Purchase
 Plan...................       --        --       64    --         350       --          --         350
Issuance of preferred
 stock..................        20        19     --     --      18,981       --          --      19,000
Debt to equity
 conversion.............       --        --      371    --       2,338       --          --       2,338
Conversion of preferred
 stock to common stock..        (1)       (1)    168    --           1       --          --         --
Embedded yield on
 preferred stock........       --        --      --     --       5,682       --       (5,682)       --
Net loss................       --        --      --     --         --        --     (136,651)  (136,651)
                           -------   -------  ------   ----   --------  --------   ---------  ---------
Balance at September 30,
 1996...................        19        18  12,313     14    108,262   (12,855)   (125,792)   (30,353)
Issuance of common
 stock..................       --        --    3,294      3     11,367       --          --      11,370
Issue preferred stock
 and warrants, net......       380       --      --     --      67,348       --          --      67,348
Conversion of debt to
 equity.................       --        --    7,677      8     24,813       --          --      24,821
Conversion of preferred
 stock into common
 stock..................      (276)      (18) 36,175     36        (18)      --          --         --
Preferred dividends paid
 in preferred and common
 stock..................         6       --      428    --       1,991       --       (1,991)       --
Adjustment due to change
 in par value...........       --        --      --     (55)        55       --          --         --
Warrants issued for
 services received......       --        --      --     --       1,098       --          --       1,098
Embedded yield and
 warrant value on
 preferred stock........       --        --      --     --       7,850       --       (7,850)       --
Net loss................       --        --      --     --         --        --      (68,671)   (68,671)
                           -------   -------  ------   ----   --------  --------   ---------  ---------
Balance September 30,
 1997...................       129   $   --   59,887   $  6   $222,766  $(12,855)  $(204,304) $   5,613
                           =======   =======  ======   ====   ========  ========   =========  =========


                            See accompanying notes.

                            SYQUEST TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      TWELVE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                  -----------------------------
                                                    1997      1996       1995
                                                  --------  ---------  --------
                                                        (IN THOUSANDS)
Operating Activities:
  Net (loss)....................................  $(68,671) $(136,651) $(11,786)
  Adjustment to reconcile net (loss) to cash
   used in operating activities:
    Depreciation................................     7,874     10,578     8,052
    Deferred income taxes.......................       --       4,528    (4,227)
    Write-off of fixed assets...................     2,296      6,782        99
    Other.......................................       374        (84)       26
  Net cash used in operating activities
    Accounts receivable.........................     9,892     25,312    (8,934)
    Inventories.................................   (16,199)    23,675   (22,065)
    Accounts payable............................    (3,216)    13,413    15,161
    Accrued expenses and other liabilities......    (3,123)     2,148    16,498
    Other.......................................    (3,342)      (405)     (359)
                                                  --------  ---------  --------
  Net cash used in operating activities.........   (74,115)   (50,704)   (7,535)
Investing activities:
  Purchase of short-term Investments............       --         --     (3,178)
  Purchase of equipment and leasehold improve-
   ments........................................    (5,990)   (17,820)  (12,509)
  Other.........................................       --        (675)     (799)
  Proceeds from sale of short-term investments..       --         --      4,893
                                                  --------  ---------  --------
  Net cash used in investing activities.........    (5,990)   (18,495)  (11,593)
Financing activites:
  Proceeds from issuance of common stock and
   warrants.....................................    12,442      1,772     3,994
  Proceeds from issuance of preferred stock and
   warrants.....................................    80,200     19,000       --
  Purchase of treasury stock....................       --         --     (1,200)
  Net proceeds from bank borrowings.............     4,023     22,875       --
  Repayments of long-term debt..................   (13,147)      (426)      --
                                                  --------  ---------  --------
  Net cash provided by financing activities.....    83,518     43,221     2,794
Net increase (decrease) in cash and cash equiva-
 lents..........................................     3,413    (25,978)  (16,334)
Cash and cash equivalents at beginning of the
 period.........................................     3,670     29,648    45,982
                                                  --------  ---------  --------
Cash and cash equivalents at end of the period..  $  7,083  $   3,670  $ 29,648
                                                  ========  =========  ========

                            See accompanying notes.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                           1997   1996  1995
                                                          ------ ------ -----
     Conversion of debt and accounts payable to common
      stock.............................................. 24,821  4,638   --
     Interest paid.......................................  4,295  1,100   --
     Taxes paid..........................................    --     900   --

                           SYQUEST TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1997

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Prior Year Presentation

  Certain prior years statement of financial condition, statement of results of operations, and statement of cash flow amounts have been reclassified to conform to the 1997 presentation.

 Basis of Consolidation

  The consolidated financial statements include the accounts of SyQuest Technology, Inc. (the "Company" or "SyQuest") and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Basis of Presentation


  The Company's consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Over the last two years the Company has experienced aggregate consolidated net losses of $205,322,000 including a net loss of $68,671,000 for the year ended September 30, 1997. Working capital at September 30, 1997 was $1,436,000 as compared to ($37,351,000) at September 30, 1996.

  The Company is in a turnaround situation which necessitates certain action by Management which affect the business environment in which the Company operates. The Company continues to face significant risks associated with successful execution of its turnaround strategy. These risks include, but are not limited to technology and product development, introduction and market acceptance of new products, changes in the marketplace, liquidity, competition form existing and new competitors which may enter the marketplace and retention of key personnel.

  As a result of new product introductions and funding continued operating losses, the Company needs sufficient capital to implement a marketing strategy that will adequately address the appropriate markets and generate sales demand for its current and planned future products. The Company has funded the cumulative losses primarily by issuance of additional capital stock. At the November 1997 Special Stockholders' Meeting the Stockholders approved increasing the Company's authorized capital stock from 120 million common shares to 240 million common shares.

  Adverse market conditions in the personal computer and data storage industries have resulted in lower than anticipated unit shipments and sales prices of the Company's products. As a result, the Company has experienced significant revenue shortfalls, negative cash flow, a lack of liquidity and excess inventory. The Company anticipates continuing losses during its fourth quarter ending September 30, 1998, commensurate with the losses incurred during the first three quarters of fiscal 1998.

   The Company's existing capital resources are insufficient to fund operations through the remainder of its fiscal year ending September 30, 1998. The Company will look to proceeds from the exercise of outstanding warrants issued in connection with previously completed financings, or from sales of common or preferred stock, or debt securities to fund operations until market conditions improve. The Company has no agreements with investors or potential investors to exercise warrants or sell equity or debt securities, however, and there is no assurance that the Company will be able to secure such additional financing. Without such additional funding, there is no assurance that the Company will be able to continue as a going concern.

   As disclosed in Forms 10-Q filed with the SEC for the first and second fiscal quarters of 1997, the Company released its results from continuing operations and its financial condition through March 31, 1997. Such Forms 10-Q address the Company's operating losses, decrease in revenues, subsequent financing and management's plans to continue to reduce costs, increase revenues and obtain additional financing.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997



 Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. These investments consist of income producing securities, which are readily convertible to cash and are stated at cost, which approximates market.

 Fair Value of Financial Instruments

  The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and liabilities approximate fair value due to their short maturity.

 Concentration of Credit Risk

  The Company performs on-going credit evaluations of its customer's financial condition and limits the amount of credit extended when deemed necessary. No collateral is generally required. The Company maintains an allowance for potential credit losses which is based on the expected collectibility of all accounts receivable. Management believes that any risk of loss is significantly reduced by the ongoing and frequent evaluation of customer balances and related allowances. At September 30, 1997, one customer accounted for approximately 16% of the Company's worldwide revenues.

 Inventories

  Inventories are stated at the lower of cost (determined on the first-in, first-out method) or market. The Company provides for obsolete, slow moving or excess inventories in the period when obsolescence or inventory in excess of expected demand is first identified.

 Net Plant, Property and Equipment

  Net plant, property and equipment is stated on the basis of cost. Equipment is depreciated over the estimated useful lives (three to five years) of the assets using the straight-line method. Property and leasehold improvements are amortized by the straight-line method over the shorter of the life of the related asset or the term of the lease.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


  In fiscal 1997, the Company adopted Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." Accordingly, the Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

 Revenue Recognition

  The Company recognizes revenue upon shipment to customers and provides an estimated allowance for returns based on the return history experienced by the Company. The Company also provides an allowance for estimated price protection upon announcement of a reduction in published prices.

 Product Warranty

  The Company generally warrants its products for one to three years. A provision for estimated future warranty costs is recorded at the time of shipment.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the income tax bases of assets and liabilities and the amounts reported for financial reporting purposes for all periods presented. (Note 5)

 Foreign Currency Translation and Foreign Currency Transactions

  The functional currency of the Company's foreign subsidiaries is the US dollar. Subsidiary financial statements are remeasured into US dollars for consolidation and foreign exchange gain and losses are recognized in the current period results of operations. Foreign currency transaction gains (losses) of $671,000, ($573,000), and $468,000 are included in other income and expense for 1997, 1996, and 1995, respectively.

 Off Balance Sheet Risk

  The Company currently does not enter into foreign currency forward exchange contracts to hedge exposure related to foreign currency exchange risk and it does not enter into derivative financial instruments for trading purposes. At September 30, 1997 and 1996, the Company had no forward exchange contracts outstanding.

 Stock Based Compensation

  The Company accounts for its stock option plans and the Employee Stock Purchase Plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation". SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company adopted FAS 123 in fiscal 1997, however, the Company continued to account for its employee stock compensation purchase plans in accordance with the provisions of APB 25. Additional pro forma disclosures as required by SFAS 123 are presented in note 11.

 Loss Per Share

  Loss per share for years ending September 30, 1997, 1996, and 1995 is based on the weighted average number of shares of common stock outstanding. All other common equivalent shares were antidilutive. In 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 128 (SFAS

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997

128), "Earnings per Share". SFAS 128 is effective for fiscal years ending after December 15, 1997. The statement redefines earnings per share under Generally Accepted Accounting Principles. Under the new standard, primary earnings per share is replaced by basic earnings per share and fully diluted earnings per share is replaced by diluted earnings per share. Approximately,
74.9 million, 6.4 million, and 2.2 million of potentially dilutive shares for 1997, 1996 and 1995, respectively, have not been included in the computation of diluted earnings per share as they would have been antidilutive for the periods presented. The Company has restated earnings per share to comply with the new standard.

 Comprehensive Income

  In 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 130 (SFAS 130), "Comprehensive Income". SFAS 130 is effective for fiscal years ending June 30, 1999. The statement establishes presentation and disclosure requirements for reporting comprehensive income. Comprehensive income includes charges or credits to equity that are not the result of transactions with owners. The Company plans to adopt the disclosure requirement and report comprehensive income as part of the Consolidated Statement of Stockholders' Equity as required under SFAS 130, and expects that there will be no material impact on the Company's financial position and results of operations as a result of the adoption of SFAS 130.

 Segments of an Enterprise and Related Information

  In 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information Comprehensive Income". SFAS 131 is effective for the Company's fiscal years ending September 30, 1999. The statement requires the Company to report certain financial information about operating segments in the Company's financial statements. It also requires the Company to report certain information about its products and services, the geographic areas in which it operates and its major customers. The SFAS established the "management approach" for reporting which provides that segments should be reported consistent with management's internal segments for operation decision making purposes and assessing performance.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


2. BUSINESS SEGMENT AND CONCENTRATION OF CREDIT RISK

  The Company operates in one business segment, the development, production and marketing of removable cartridge Winchester disk drives and associated cartridges. The Company has a manufacturing facility in Penang, Malaysia which produces the majority of the Company's drives and cartridges. The Company sells primarily to distributors in the personal computer market. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. For the year ended, September 1997, one customer accounted for approximately 16% of the Company's worldwide revenues.

  The following tables summarize the Company's operations in different geographic areas:

                                                      ADJUSTMENTS
                           NORTH                          AND
                          AMERICA   EUROPE  FAR EAST  ELIMINATIONS CONSOLIDATED
                         ---------  ------- --------  ------------ ------------
1997                                        (IN THOUSANDS)
Sales to unaffiliated
 customers.............. $  69,146  $43,854 $  9,723         --     $ 122,723
Transfers between geo-
 graphic locations...... $  10,370  $ 5,719 $117,503   $(133,592)         --
Loss from Operations.... $ (64,125) $    74 $  3,759   $  (3,679)   $ (63,971)
Identifiable Assets..... $  56,191  $ 4,971 $ 28,642   $  (7,155)   $  82,649
1996
Sales to unaffiliated
 customers.............. $ 131,122  $57,235 $ 12,050         --     $ 200,407
Transfers between geo-
 graphic locations...... $  27,060  $21,718 $228,288   $(277,066)         --
Loss from Operations.... $(107,274) $   452 $(20,187)  $  (3,667)   $(130,676)
Identifiable Assets..... $  33,837  $ 2,536 $ 49,626   $ (10,818)   $  75,181
1995
Sales to unaffiliated
 customers.............. $ 186,276      --  $113,268         --     $ 299,544
Transfers between geo-
 graphic locations...... $   8,590      --  $256,106   $(264,696)         --
Loss from Operations.... $ (20,973)     --  $  5,618   $  (1,754)   $ (17,109)
Identifiable Assets..... $  97,008      --  $ 73,483   $  (5,807)   $ 164,484

  Sales and transfers between geographic areas generally provide a profit. Income from operations is total net revenues less operating expenses. The identifiable assets by geographic area are those assets used in the Company's operations in each area.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


3. SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                                SEPTEMBER 30,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
   Accounts receivable:
     Accounts receivable...................................... $25,318  $36,035
     Less allowances .........................................  (5,783)  (5,694)
                                                               -------  -------
                                                               $19,535  $30,341
                                                               =======  =======
   Inventories:
     Raw materials............................................ $13,675  $ 5,005
     Work-in-process..........................................   6,840    4,481
     Finished goods...........................................   6,222    1,052
                                                               -------  -------
                                                               $26,737  $10,538
                                                               =======  =======
   Property, equipment and leasehold improvements:
     Equipment................................................  47,971   49,340
     Furniture and Fixtures...................................   5,734    2,710
     Property and leasehold improvements......................  10,001    9,896
                                                               -------  -------
                                                                63,706   61,946
     Accumulated depreciation and amortization................  40,707   34,765
                                                               -------  -------
                                                                22,999   27,180
                                                               =======  =======
   Accrued expenses and other liabilities:
     Accrued Warranty.........................................   1,832    6,757
     Advertising..............................................   2,123    2,999
     Accrued compensation and benefits........................   2,451    3,811
     Other....................................................   9,126    7,070
                                                               -------  -------
                                                                15,532   20,637
                                                               =======  =======

4. BORROWINGS AND COMMITMENTS

  At September 30, 1997, the Company had a line of credit agreement with a U.S. financial institution, expiring March 1998. Borrowings under the agreement bear interest at "LIBOR" (London Interbank Offered Rate) plus 4.825% (10.75% at September 30, 1997 and 10.25% at September 30, 1996). The Company is obligated to pay $10,000 of interest per month, regardless of outstanding borrowings. The agreement provides for borrowings not to exceed $30 million or an amount equal to 80% of the Company's eligible accounts receivables plus the lesser of 40% of the Company's eligible finished goods inventories or $5.0 million. The agreement places limitations on additional borrowings and payment of cash dividends. As of September 30, 1997, approximately $17.6 million of borrowings were outstanding under the line of credit agreement.

  On September 30, 1997, The Company's had a revolving banking facility (the "facility") with a Malaysian financial institution consisting of a line of credit of Malaysian Ringitts (RM) 17.5 million (approximately $5.4 million) expiring March 1998 and a term loan of (RM) 9.9 million (approximately $3.0 million). The interest rate associated with the line of credit was 8.85% at September 30, 1997, as compared to 8.28% at September 30, 1996. The term loan is to be repaid in 120 monthly installments which began July 1997, and bears interest at the rate of 1.0% over the bank's base lending rate (10.65% at September 30, 1997 and 9.15% at September 30, 1996). The term loan has a related overdraft facility of (RM) 2.0 million (approximately $0.6 million) due on demand. The facility is secured by the subsidiary's building, equipment, inventory and eligible receivables.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


  During fiscal years 1997 and 1996, the Company converted approximately $33.0 million in accounts payable and purchase commitments with certain suppliers to notes payable. The notes, which bear interest at a rate of 10%, are scheduled to be repaid by September 1998. Additionally, during the same period, the Company converted approximately $30 million of accounts payable to equity.

  On July 15, 1996, the Company issued a 6% Convertible Subordinated Debenture to a supplier in the amount of $7.7 million. The debenture agreement allows the holder to convert up to $2,775,000 of the principal amount of the debenture into no more than 400,000 shares of the Company's Common Stock at the conversion price of $6.9375 per share. As of September 30, 1997, none of the principal of the debenture had been converted to Common Stock. The balance of the debenture agreement of approximately $3.5 million at September 30, 1997 is scheduled to be repaid by February 1999.

  Lines of credit, term loan and notes payable obligations consist of the following:

                                                                SEPTEMBER 30,
                                                               ---------------
                                                                1997    1996
                                                               ------- -------
                                                               (IN THOUSANDS)
   Short-term Borrowings
     Line of Credit, expiring March 1998...................... $17,619 $14,729
     Line of Credit, principal and interest due on demand.....   5,383   4,010
     Overdraft facility to term loan..........................     289     529
                                                               ------- -------
       Total short term.......................................  23,291  19,268
   Long-term Debt
     Term Loan, payments due in monthly installments through
      June 2007...............................................   3,039   3,607
     Subordinated Debenture, payable in monthly installments
      through February 1999...................................   3,544   7,252
     Notes Payable to suppliers, payable in monthly
      installments through September 1998.....................   1,786  30,661
                                                               ------- -------
       Total long-term debt...................................   8,369  41,520
                                                               ------- -------
   Total Debt.................................................  31,660  60,788
   Less: Current portion......................................  27,636  39,817
                                                               ------- -------
   Long-term debt............................................. $ 4,024 $20,971
                                                               ======= =======

  Future minimum payments on lines of credit, term loan and notes payable are as follows (in thousands):

     1998............................................................... $27,636
     1999...............................................................   1,480
     2000...............................................................     495
     2001...............................................................     495
     2002...............................................................     495
     Thereafter.........................................................   1,059
   Total minimum payments............................................... $31,660

  The Company leases its United States facilities under noncancelable operating lease agreements. These leases terminate through 2001, and certain leases include five-year renewal options as well as provisions for adjustments to lease payments based on the fair market value of similar properties. The Company leases its Singapore facility under noncancelable lease agreements expiring in 1997.

  Total rent expense amounted to $2,300,000, $2,507,000, and $3,250,000 for 1997, 1996, and 1995, respectively.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


  Future minimum rental commitments under non-cancelable operating leases are as follows (in thousands):

   1998.................................................................  2,230
   1999.................................................................  1,425
   2000.................................................................    197
   2001.................................................................     13
                                                                         ------
   Total minimum lease payments......................................... $3,865
                                                                         ======

5. INCOME TAXES

  The income tax provisions for fiscal 1997, 1996, and 1995 consist of the following:

                                                         1997  1996     1995
                                                         ---- -------  -------
                                                            (IN THOUSANDS)
   Federal:
     Current............................................ $--  $(1,528) $  (421)
     Deferred...........................................  --    3,197   (2,578)
                                                         ---- -------  -------
                                                                1,669   (2,999)
   State:
     Current............................................  --      --       181
     Deferred...........................................  --    1,331     (928)
                                                         ---- -------  -------
                                                          --    1,331     (747)
   Foreign:
     Current............................................  350     --        25
                                                         ---- -------  -------
     Provision (benefit) for income taxes...............  350 $ 3,000  $(3,721)
                                                         ==== =======  =======

  Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to the taxable years in which such differences are expected to reverse. The significant components of the Company's deferred tax assets and liabilities were as follows:

                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
   Deferred Tax Assets
   Credit carryforward...................................... $  1,894  $  1,894
   Receivable reserves......................................    2,295     2,979
   Warranty reserves........................................      724     1,575
   Inventory valuation reserve..............................    6,372     7,142
   Domestic and foreign tax net operating losses............   64,465    38,997
   Other....................................................    2,819     3,056
                                                             --------  --------
   Total deferred tax assets................................   78,569    55,643
   Valuation allowance......................................  (71,844)  (50,061)
                                                             --------  --------
   Net deferred tax assets..................................    6,725     5,582
   Deferred Tax Liabilities.................................   (6,725)   (5,582)
                                                             --------  --------
   Net deferred tax assets.................................. $    --   $    --
                                                             ========  ========

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


  Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax asset as of September 30, 1997 has been established to reflect these uncertainties.

  The reconciliation of income taxes provided at the federal statutory rate to the income tax provision follows:

                                                      1997      1996     1995
                                                    --------  --------  -------
                                                         (IN THOUSANDS)
   Income taxes (benefit) computed at the federal
    statutory rate................................  $(24,035) $(46,610) $(5,272)
   State income taxes (benefit) net of federal in-
    come taxes effect.............................        -        --      (511)
   Foreign losses for which no current tax benefit
    is recognizable...............................     2,602     1,366      --
   Taxes provided on earnings of foreign subsidi-
    aries previously considered to be permanently
    invested in non-US operations.................       --        --     1,768
   Utilization of tax credits.....................       --        --      (566)
   Valuation allowance for deferred tax assets....    21,783    48,244      427
   Other..........................................       --        --       433
                                                    --------  --------  -------
                                                    $    350  $  3,000  $(3,721)
                                                    ========  ========  =======

  Income taxes paid (refunded) were ($3,139,000), and $1,600,000, in fiscal 1996, and 1995, respectively.

  The Company has approximately $12,000,000 in foreign net operating loss carryforwards. These carryforwards will expire in fiscal 1999 through fiscal 2002.

  At September 30, 1997, the Company had federal net operating loss carryforwards of approximately $163 million. These carryforwards will expire in 2010 and 2011 if not utilized. The Company had state net operating loss carryforwards of approximately $93 million that will expire in 2002 if not utilized. In addition, the Company had research and development tax credit carryforwards for federal and state tax purposes of approximately $1.3 million and $0.4 million, respectively. The federal tax credit carryforwards will expire beginning in fiscal 2007 if not utilized.

  During fiscal 1997, the Company experienced a "change of ownership" for tax purposes that would result in an annual limitation on the utilization of domestic net operating loss and tax credit carryforwards in future periods.

6. RESTRUCTURING CHARGES

  In the quarter ended March 31, 1996, the Company developed and began implementation of a plan to relocate the international manufacturing capabilities in Singapore to Penang, Malaysia. The relocation was completed in the third quarter of fiscal 1996. The Company recorded a $3.6 million charge for direct costs related to exiting manufacturing facilities in Singapore. The charge consisted of $1.6 million for the write-off of leasehold improvements, $0.6 million for site closure and related costs and $1.4 million for staff severance and retrenchment. As of September 30, 1996, substantially all of these costs had been incurred, and no additional accrual was recorded.

  In the quarter ended June 30, 1996 the Company recorded a $1.9 million charge for restructuring costs associated with the consolidation and closure of several of its administrative support locations. Actual charge in the quarter ended September 30, 1996, were approximately $0.5 million associated with the write-off of fixed

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997

assets, $0.5 million of severance compensation, and $0.1 million for remaining lease obligations. As of September 30, 1996, the consolidation of one location was substantially complete, $0.8 million of the charge was reversed due to the Company's decision to continue operations at one of the locations, and $0.6 million remains accrued to cover remaining exit costs.

7. TREASURY STOCK

  In 1993, the Board of Directors authorized the Company to repurchase up to one million shares of the Company's Common Stock. In April 1994, the Board of Directors authorized the Company to repurchase up to an additional 500,000 shares of the Company's Common Stock. There were no treasury stock transactions during fiscal 1997. The Company acquired 100,000 and 625,000 shares of its Common Stock for approximately $1.2 million and $6.0 million through open market transactions during fiscal 1995 and 1994, respectively.

  The Company has acquired a total of 1,225,000 shares of its Common Stock as of September 30, 1997. These shares are held as treasury stock at September 30, 1997.

8. CONVERTIBLE PREFERRED STOCK

  In June 1996, the Company issued 20,000 shares of 7% Cumulative Convertible Preferred Stock, Series 1 ("Series 1") for net proceeds of approximately $19.0 million. The shares were convertible at the lessor of $11.0 per share or 77% of the average market price for the 5 trading days immediately preceding conversion. At September 30, 1997, all of the "Series 1" shares had been converted into approximately 10,301,708 shares of the Company's common stock.

  In October 1996, the Company issued 5,500 shares of its Cumulative Convertible Preferred Stock, Series 1 ("Convertible Preferred Stock") for proceeds of $5,500,000. In order to minimize the discount to market present in the "Series 1" financing, the "Convertible Preferred Stock" included warrant coverage to acquire 550,000 shares of the Company's Common Stock at an exercise price of $5.50 per share. The "Convertible Preferred Stock" was convertible at the lessor of $6.50 per share or 85% of the average market price for the 5 trading days immediately preceding conversion. In addition to the warrants noted above, the holders of the Series 1 Preferred Stock were entitled to receive, for every three shares of Common Stock acquired through conversion, a warrant to purchase one share of Common Stock at an exercise price equal to the lesser of $7.15per share or 110% of the average market price for the 5 trading days immediately preceding conversion. All "Series 1" warrants expire three years after the date of issue. At September 30, 1997, all of the "Convertible Preferred Stock" had been converted into approximately 3,289,981 shares of the Company's Common Stock.

  In October 1996, the Company also issued 24,500 shares of its 5% Cumulative Convertible Preferred Stock, Series 2 ("Series 2") for proceeds of $24,500,000. The "Series 2" financing included warrant coverage to acquire approximately 4,146,816 shares of the Company's Common Stock. The "Series 2" Stock was convertible at the lessor of $6.50 per share or 85% of the average market price for the 5 trading days immediately preceding conversion. The "Series 2" warrant formula specified that for every three shares of Common Stock acquired through conversion, the holder would receive a warrant to purchase one share of Common Stock at an exercise price equal to the lesser of $7.15per share or 110% of the average market price for the 5 trading days immediately preceding conversion. The "Series 2" warrants expire in three years after the date of issue. The "Series 2" stock also contained a 5% cumulative dividend payable in cash or common stock at the option of the Company. At September 30, 1997, all of the "Series 2" Stock had been converted into approximately 12,440,447 shares of the Company's Common Stock.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


  In April 1997, the Company issued 50,000 shares of its 5% Cumulative Convertible Preferred Stock, Series 3 ( "Series 3") for proceeds of $5,000,000. The "Series 3" stock is convertible at the greater of the arithmetical average of the closing sale price of the Common Stock for the 5 trading days immediately preceding the conversion or 90% of the closing sale price the day before the conversion, but not greater than the closing sale price on April 2, 1997 ($2.25). The "Series 3" Stock included warrant coverage to acquire 5,000,000 shares of the Company's Common Stock at an exercise price equal to the greater of the arithmetical average of the closing sale price of the Common Stock for the 5 trading days immediately preceding the exercise of the warrants or 90% of the closing sale price of the Common Stock on the day immediately prior to the exercise of the warrants, but in no event greater than $2.25 per share. The warrants expire seven years from the date of issuance. The "Series 3" stock also contained a 5% cumulative dividend payable in cash or common stock at the option of the Company. At September 30, 1997, 25,000 shares of the "Series 3" stock have been converted into approximately 1,386,500 shares of the Company's Common Stock.

  In May 1997, the Company issued 280,000 shares of its 5% Cumulative Convertible Preferred Stock, Series 4 ( "Series 4") for proceeds of $28,000,000. The "Series 4" stock is convertible at the greater of the arithmetical average of the closing sale prices of the Common Stock for the 5 trading days immediately preceding the conversion or 90% of the closing sale price the day before the conversion, but in no event greater than $2.3438 The "Series 4" Stock included warrant coverage to acquire 28,000,000 shares of the Company's Common Stock. The "Series 4" stock also contained a 5% cumulative dividend payable in cash or common stock at the option of the Company. At September 30, 1997, 25,000 shares of the "Series 4" stock have been converted into approximately 1,386,500 shares of the Company's Common Stock. Refer to the Company's May 30, 1997 8-K for a more detailed description of the "Series 4" transaction. The exercise price (the "Exercise Price")of the Warrants will be the greater of the arithmetical average of the closing sales price per share of common stock on the five consecutive trading days preceding the delivery of the Exercise Notice (as defined below) and 90% of such closing sale price on the day immediately prior to the delivery of the Exercise Notice, but in any event not greater than $3.0469 per share. (The Warrants issued to the Purchasers are not exercisable until the lapse of a period ending on the sixty-fifth day after such Purchaser delivers a notice to Registrant designating an aggregate number of Warrant Shares to be purchased. Once such notice is given and the 65-dayperiod has passed, a Purchaser may exercise its Warrant up to the number of shares designated in the 65-day notice by providing further notice to Registrant that the Purchaser is exercising the Warrant (the "Exercise Notice"). The Warrants expire seven years from the date of each Purchaser's respective Agreement.)

  In September, 1997, the Company issued 20,000 shares of its Convertible Preferred Stock Series 5 ( "Series 5") for proceeds of $20,000,000. The "Series 5" stock is convertible at the greater of the arithmetical average of the closing sale prices of the Common Stock for the 5 trading days immediately preceding the conversion or 90% of the closing sale price the day before the conversion, but in no event greater than $3.0469. The "Series 5" Stock included warrant coverage to acquire 14,000,000 shares of the Company's Common Stock at an exercise price equal to the greater of the arithmetical average of the closing sale price of the Common Stock for the 5 trading days immediately preceding the exercise of the warrants or 90% of the closing sale price of the Common Stock on the day immediately prior to the exercise of the warrants, but in no event greater than $3.0469 per share. The warrants expire seven years from the date of issuance. At September 30, 1997, none of the "Series 5" stock had been converted.

  Holders of the Company's Preferred Stock have no voting rights. In the event of a voluntary or involuntary liquidation, the holders of the Preferred Stock have a liquidation preference over the holders of the Company's Common Stock.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


 9. MANDATORILY REDEEMABLE SECURITIES

  The Series 3 and Series 4 warrants noted above and certain warrants issued with common stock contain a mandatory redemption feature whereby in the event of an unsolicited tender offer for the majority of the Company's then outstanding Common Stock ("change in control"), at the option of the warrant holder, the warrants become redeemable for the cash value of the warrants. The warrant agreement specifies the methodology to be used to determine the cash value in the event of a change in control. Consequently, at September 30, 1997, the fair value of the warrants has been classified as a liability on the Consolidated Statement of Financial Condition.

  The Series 5 warrants contain a clause whereby if the Company is unable to provide sufficient shares of the Company's Common Stock to completely fulfill the exercise of the warrants, then the Company must pay the warrant holder the fair market value of the Company's Stock within 30 days of the receipt of the exercise notice of the warrants. Consequently, at September 30, 1997, the fair value of the warrants has been classified as temporary equity on the Consolidated Statement of Financial Condition. This clause was removed as a result of the shareholder vote discussed further at the subsequent events footnote at note 14.

  The financial statements for the year ended September 30, 1997 reflect the classification of the fair value assigned to warrants issued during the year (that were subject to the mandatory redemption features noted above) as mandatorily redeemable warrants on the Consolidated Statement of Financial Condition. Total Stockholders' Equity on the Consolidated Statement of Financial Condition at September 30, 1997 has been reduced by the fair value assigned to warrants of $14.1 million to $5.6 million. The fair value assigned to the warrants is based on an independent appraisal received by the Company.

10. RESTATEMENT (UNAUDITED)

  The independent appraisal received by the Company resulted in a significant reduction in the value originally assigned to the warrants issued in conjunction with the convertible preferred stock. The fair value of warrants issued in connection with certain mandatorily redeemable Preferred Stock has been reflected as reducing the income available to common shareholders for the purposes of the earnings per share computation. Previously, the Company had included the fair value of warrants issued in conjunction with all Preferred Stock in the determination of the earnings per share. Accordingly, the reported net loss per share has been re-stated to reduce the net loss per share for the year and quarters affected as follows.

                                          Q1      Q2     Q3     Q4     YTD
                                        ------  ------  -----  -----  ------
      Basic and Diluted loss per share
       as reported..................... $ (.86) $(1.31) $(.80) $(.54) $(3.34)
      Change to net loss per share.....    --      --     .49    .21    1.09
      Revised Basic and Diluted loss
       per share....................... $ (.86) $(1.31) $(.31) $(.33) $(2.25)

  The re-statement did not impact the reported net loss or cash flows of the Company during the year ended September 30, 1997.

11. STOCK OPTION PLANS AND COMMON STOCK RESERVED

  In 1991, the Company adopted the SyQuest Technology, Inc. 1991 Stock Option Plan (the "Plan") covering 3,403,524 shares of common stock for issuance under the Plan and assumed stock options currently outstanding under predecessor stock option plans. The Plan provides for the issuance of incentive stock options and non statutory stock options to officers, employees (including directors who are also employees), consultants,

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997

independent contractors and advisors to or of the Company or any parent, subsidiary or affiliate of the Company. Options granted under the Plan are granted at fair value on the date of grant and become exercisable within the times or upon the events determined by the Stock Option Committee as set forth in the grant and expire within ten years from the date of the grant. In 1995, the Company adopted an amendment to the Plan to increase the authorized number of shares for the plan to 4,428,524. On September 26, 1996, the shareholders approved an amendment to the Plan to increase the number of shares issuable under the Plan to 6,000,000. Other minor changes were made to the Plan to comply with changes in Rule 16B3 under the Securities and Exchange Act of 1934. These changes did not affect the terms of any existing options.

  In 1992, the Company adopted the 1992 Nonemployee Director Stock Option Plan (the "Director Plan") and reserved 150,000 shares of Common Stock for issuance. The Director Plan was amended in 1994 to increase the size of the annual option grants. The Board of Directors administers the Director Plan. In 1995, the Company adopted an amendment to the Nonemployee stock option plan to increase the authorized number of shares for the plan to 250,000. On September 26, 1996, the shareholders approved an amendment to the Director Plan to increase the authorized number of shares to 500,000. Options are granted at fair value on the grant date and options may only be granted to Directors who are not employees of the Company or its subsidiaries (Outside Directors). All option grants are automatic and nondiscretionary. After each annual meeting of stockholders at which directors are elected, reelected, or continuing as directors, each Outside Director shall be automatically granted an option or options. These options are to purchase such number of shares of Common Stock as necessary so that during each of the four immediately following twelve-month periods of July 1 through June 30, such Outside Directors will have stock options (including Company stock options granted under plans other than the Director Plan) which become exercisable with respect to a minimum of 10,000 shares during each such period. Prior to 1994 the minimum was 2,500 shares during each such period. On September 26, 1996, the stockholders approved a one-time grant of 30,000 options for each new Outside Director which were not counted in determining annual grants in the future. Other minor changes were made to the Director Plan to comply with changes in Rule 16 of the Securities and Exchange Commission Act of 1934. As of September 30, 1996, options to purchase 160,000 shares of common stock were outstanding under the Director plan.

  On August 8, 1997, all outstanding options, except for Officer and Director options, with a share price ranging from $28.25 per share to $3.0625 per share were canceled and repriced with new options having an exercise price of $2.5938 per share, the fair market value as of the date of the repricing. A total of 1,401,934 shares were repriced.

  The following table summarizes stock option activity under the Plan and the Director Plan:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                         SHARE
                                                                SHARES   PRICE
                                                                ------  --------
      Outstanding at September 30, 1994........................  2,301    9.75
      Granted..................................................    833    13.4
      Exercised................................................   (502)   5.85
      Cancelled................................................   (431)  14.12
                                                                ------   -----
      Outstanding at September 30, 1995........................  2,201   12.04
      Granted..................................................  2,247    5.79
      Exercised................................................   (386)   3.69
      Cancelled................................................ (1,306)   9.57
                                                                ------   -----
      Outstanding at September 30, 1996........................  2,756    8.21
      Granted..................................................  2,302    3.24
      Exercised................................................    (16)   1.02
      Cancelled................................................ (1,765)   5.83
                                                                ------   -----
      Outstanding at September 30, 1997........................  3,277    6.09

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


  The following table summarizes shares of Common Stock reserved for future issuance by the Company under the Company's stock option and purchase plans as of September 30, 1997:

(AMOUNTS ARE IN THOUSANDS)
1991 stock option plan.................................................... 3,700
Director stock option plan................................................   130
Employee stock purchase plan..............................................   353
                                                                           -----
                                                                           4,183
                                                                           =====

  As of September 30, 1997, options to purchase approximately 586,731 shares of Common stock were exercisable. Options granted vest over a period of 4 years.

  The weighted average estimated fair value at the date of grant, as defined by SFAS 123, for options granted in fiscal 1996 and 1997 was $2.5399 and $1.2502 per option, respectively. The estimated grant date fair value disclosed above was calculated using the Black-Scholes model. This model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. Significant option groups outstanding at September 30, 1997 and related weighted average exercise price and contractual life information are as follows:

OUTSTANDING AND EXERCISABLE BY OPTION RANGE

                                                 WEIGHTED
                                                  AVERAGE   WEIGHTED
                                                 REMAINING  AVERAGE    NUMBER
RANGE OF                              NUMBER    CONTRACTUAL EXERCISE VESTED AND
EXERCISE PRICE                      OUTSTANDING    LIFE      PRICE   EXERCISABLE
--------------                      ----------- ----------- -------- -----------
$2.5938 -- $3.873 .................  3,298,359    4 years      3.32    727,036
$0.30   -- $12.50 .................  2,683,540    4 years    5.5463    758,662

  The Company's calculations were made using the following weighted average assumptions:

   SEPTEMBER 30,                                                1997     1996
   -------------                                               -------  -------
   Expected life.............................................. 2 years  2 years
   Risk-free interest rate....................................    6.13%    6.12%
   Volatility.................................................   57.14%   56.99%
   Dividend yield.............................................       0%       0%

EMPLOYEE STOCK PURCHASE PLAN

  In 1992, the Company adopted the 1992 Employee Stock Purchase Plan (the "Purchase Plan"), and 500,000 shares of common stock were reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Under the plan, eligible employees of the Company may purchase shares of Common Stock through payroll deductions. The ESPP consists of two 6-month offering and purchasing periods each year. The purchase price per share is 85% of the lower of the fair market values of the Common Stock at the commencement period or the last day of the purchase period. Purchases are limited to 15% of an eligible employee's compensation subject to a maximum annual employee contribution limited to a $15,000 fair market value. Of the 500,000 shares authorized under the ESPP, 89,206 shares were issued during fiscal 1997.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


  Compensation costs (including pro forma net income per share amounts) for the grant date fair value, as defined by SFAS 123, of the purchase rights granted under the ESPP were calculated using the Black-Sholes model. The following weighted average assumptions are included in the estimated grant date fair value calculations for rights to purchase stock under the ESPP:

   SEPTEMBER 30, 1997
   ------------------
   Expected life...................................................... 6 months
   Risk-free interest rate............................................     5.97%
   Volatility.........................................................    58.96%
   Dividend yield.....................................................        0%

  The weighted average estimated grant date fair value, as defined by SFAS 123, or rights to purchase stock under the ESPP granted in fiscal 1997 was $1.2088 per share.

PRO FORMA NET LOSS AND NET LOSS PER SHARE

  Had the Company recorded compensation expense based on the estimated grant date fair value, as defined by SFAS 123, for awards granted under the 1991 and 1992 Stock Option Plans and the Employee Stock Purchase Plan, the Company's pro forma net loss and net loss per share for the years ended September 30, 1997 and 1996, would have been as follows:

   SEPTEMBER 30,                                           1997        1996
   -------------                                         ---------  ----------
                                                         IN THOUSANDS EXCEPT
                                                            PER SHARE DATA
   Pro forma net (loss)................................. $ (69,702) $ (138,355)
   Pro forma basic and diluted (loss) per share.........     (2.28)     (12.53)

  The pro forma effect on net loss and net loss per share for fiscal 1997 and 1996 is not representative of the pro forma effect on net income (loss) in the future years because it does not take into consideration pro forma compensation expense related to grants prior to fiscal 1995.

12. BONUS, PROFIT SHARING AND 401(K) SAVINGS AND RETIREMENT PLANS

  The Company has an incentive stock bonus plan for certain key employees that provides shares of the Company's stock based on meeting certain milestones. Such determination considers the extent to which individuals and the Company meet objectives during the year. The Company incurred approximately $353,000 of stock bonus expense in 1997. The Company did not incur bonus expenses in 1996 and 1995.

  The Company adopted a 401(k) Savings and Retirement Plan (the "Savings Plan") to provide for voluntary salary deferral contributions on a pretax basis in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company has the option of matching a certain percent of each participant's contribution to the Savings Plan. The Company's maximum contribution per participant is limited to $1,000. The Company made matching contributions of approximately $266,000, $254,000 and $242,000 in 1997, 1996, and 1995, respectively.

  The Company has bonus and profit sharing plans that provide additional compensation to substantially all employees. The profit sharing compensation is determined on an annual basis based principally on a percentage of income after taxes, before profit sharing, and the Company meeting certain objectives for the year. Bonuses for officers and key management personnel are determined annually at the discretion of the Board of Directors. Such determination considers the extent to which individuals and the Company meet objectives for the year. The Company did not incur profit sharing expenses in 1997 or 1996.

                           SYQUEST TECHNOLOGY, INC.

                              SEPTEMBER 30, 1997


13. LITIGATION

  The Company has been named as a defendant in four putative class action lawsuits. Two of the actions, Ravens, et al. v. Iftikar, et al. (filed April 2, 1996) and Belleza, et al. v. Iftikar, et al. (filed May 24, 1996) have been brought in the United States District Court for the Northern District of California and have been assigned to the Honorable Vaughn Walker (collectively, the "Federal Lawsuit"). Certain current and former officers and directors also have been named as defendants in the Federal Lawsuit. The plaintiffs in the Federal Lawsuit purport to represent a class of all persons who purchased the Company's Common Stock between October 21, 1994 and February 1, 1996. The Federal Lawsuit alleges that the defendants violated the federal securities laws through certain alleged material misrepresentations and omissions. In general, the litigation alleges insider trading by certain officers and directors of the Company, failures to disclose on a timely basis contamination problems in the SQ3270 drive, failure to disclose on a timely basis that the EZ135 drive could not be sold profitably given the cost of production, and the failure of certain of the Company's financial statements to reflect properly the value of inventory relating to those two drives. In January 1997, the Court denied the motion of certain plaintiffs to be appointed lead plaintiffs under the Private Securities Litigation Reform Act of 1995 (the "Reform Act") on the ground, inter alia, that the plaintiffs' published notice to the class did not constitute adequate notice of the litigation under the Reform Act. In July 1997, the Court denied a motion for reconsideration of its prior order and directed the plaintiffs to issue a revised notice and/or amend their complaint by August 22, 1997, or be subject to a motion to dismiss or for summary judgement. Plaintiffs have informed the Court that they elect to stand on the existing notice and complaint.

  The third suit is a purported class action entitled Gary S. Kaufman v. SyQuest Technology Inc., et al. was filed on March 25, 1996, in the Superior Court of the State of California for the County of Alameda (the "Kaufman Lawsuit"). The fourth purported class action, entitled Ravens, et al. v. Iftikar, et al., was filed on October 11, 1996, in the Superior Court of the State of California for the County of Alameda (the "Ravens Lawsuit"). The Kaufman Lawsuit and the Ravens Lawsuit (collectively the "State Court Lawsuit") have been consolidated and a Consolidated Amended Complaint was filed on December 6, 1996. The allegations are essentially the same as in the Federal Lawsuits and seek unspecified damages and punitive damages on behalf of all persons who purchased the Company's Common Stock from October 21, 1994 and February 1, 1996. Pursuant to a Stipulation and Order entered on August 6, 1997, the State Court Lawsuit has been referred to mediation before a retired federal judge.

  On May 14, 1996, the Company was served with a shareholders derivative action filed in Alameda County, California, Superior Court entitled John Nitti, et al. v. Syed Iftikar, et al (the "Derivative Lawsuit"). On July 22, 1996, plaintiffs filed an amended complaint. The action seeks to recover unspecified damages and punitive damages on behalf of the Company from current and former officers and directors of the Company for alleged breach of fiduciary duty, unjust enrichment and waste of corporate assets. The Company is a nominal defendant in the action. The complaint alleges that the officers and directors issued false and misleading information and sold shares of the Company's stock at artificially inflated prices. The allegations are essentially the same as those in the putative class actions. Counsel for plaintiffs in the Derivative Lawsuit are participating in the mediation ordered for the State Court Lawsuit described above.

  The Company intends to defend the Federal Lawsuit, the State Court Lawsuit and the Derivative Lawsuit vigorously, but there can be no assurance as to what financial effect this litigation may have on the Company. If there is an adverse result, the Company does not expect any particular product line to be effected as the plaintiffs seek monetary, rather than injunctive relief. Nevertheless, a materially unfavorable outcome could have an adverse effect on the Company's financial condition, results of operations and cash flow. No loss contingency has been provided for these lawsuits as the amounts of any loss, if any, are not yet determinable or reasonably estimable.

  From time to time, the Company is involved in litigation that it considers to be in the normal course of its business. Other than set forth below, the Company is not engaged in any legal proceedings as of the date hereof which the Company expects individually or in the aggregate to have a material adverse effect on the Company's financial condition or results of operations.

  On December 3, 1997, SPARC International, Inc. filed a lawsuit in the United States District Court in and for the Northern District of California against the Company. The lawsuit alleges that the Company's use of the trademark SparQ in connection with its recently introduced SparQ removable cartridge hard drive product constitutes an infringement of the SPARC trademark owned by SPARC International, Inc. The complaint requests money damages and a preliminary and permanent injunction enjoining the Company from further infringement. On December 19, 1997, SPARC International, Inc. filed a motion seeking a preliminary injunction enjoining the Company from using the SparQ trademark on its removable cartridge hard drive products and requesting a hearing on January 26, 1998. The Company believes that it does not infringe any valid trademarks of SPARC International, Inc. and intends to defend itself vigorously against this action.

  On July 29, 1997, Iomega Corporation ("Iomega") initiated an action for patent and trademark infringement against SyQuest in the United States District Court for the District of Delaware. The suit alleges that SyQuest's SyJet and EZFlyer 230 products infringe United States Utility Patent No. 5,644,444, entitled "Read/Write Protect Scheme for a Disk Cartridge and Drive", and that the cartridges sold by SyQuest for use with its SyJet and EZFlyer 230 products infringe United States Design Patent No. Des. 378,518, entitled "Computer Storage Disk Cartridge." The suit further alleges that SyQuest has infringed Iomega's claimed "Jet" trademark and engaged in unfair competition through the use of the "SyJet" name for one of it products. Iomega seeks a judgment of infringement, monetary damages, injunctive relief, disgourgement of profits, treble actual damages on the disputed products, and attorney's fees. Iomega also seeks exemplary damages and attorneys' fees based on SyQuest's alleged willful infringement of Iomega's claimed trademark. SyQuest has filed an answer and counterclaim denying infringement and requesting a declaratory judgment that the patents-in-suit are invalid and not infringed. The case is in the early stages of discovery. In interrogatory responses served December 3, 1997, Iomega asserted that SyQuest's recently introduced SparQ product and not yet introduced Quest product infringe Iomega's design patent and that it is investigating whether it believes that the SparQ or Quest products infringe Iomega's utility patent. The Court has set a trial date of January 11, 1999. SyQuest believes it has meritorious defenses to Iomega's allegations and intends to defend the case vigorously.

  On or about June 10, 1997, the Company initiated litigation against Castlewood Systems, Inc. and eleven (11) former Company employees in Santa Clara Superior Court, No. 766757 asserting ten (10) causes of action, including claims for misappropriation of trade secrets, unfair competition, and breach of fiduciary duty. On or about July 16, 1997, Castlewood filed a Cross-Complaint against the Company, alleging three (3) causes of action (interference with prospective economic advantage; unfair competition; trade libel). The Company seeks money damages and an injunction from engaging in such conduct. Since that time, the parties have engaged exclusively in hearings before Thomas E. Schatzel, Esq., the Court-appointed discovery referee, to finalize the Company's identification of trade secrets in accordance with the requirements of the California Code of Civil Procedure (S) 2019 (d). The Company's Seconded Amended Identification of Trade Secrets was deemed acceptable by the Discovery Referee on October 20, 1997. Discovery has only recently begun, and there can be no assurance as to what impact this litigation may have on the Company.

  In 1996, the Company filed suit against Nomai, S.A. (Nomai) and Maxell in France for copyright and patent infringement. The Company initiated an arbitration proceeding against Nomai seeking payment of outstanding royalties of approximately $1 million. On January 27, 1997, the Company filed a Complaint in the United States District Court in Northern District of California against Nomai, S.A., Nomus, Inc., Marc Frouin, Herve Frouin, Electronique d2, and La Cie Ltd., entitled SyQuest Technology, Inc. v. Nomai, S.A. et al. (Case No. C97-0271 FMS) (the "Nomai Action") alleging patent and trademark infringement, misrepresentation, breach of contract and other claims. During April through June 1997, Nomus, Inc., Marc Frouin and Herve Frouin (collectively the "Nomai Parties") filed certain Cross-Complaints against the Company. The parties have engaged in discussions concerning the terms of a potential resolution to the Nomai Action. The Company and the Nomai Parties have resolved the claims alleged in the Nomai action on December 16, 1997, pursuant to a Settlement Agreement, ("Settlement Agreement"). In accordance with the Settlement Agreement a stipulation to dismiss the Company's complaint and the Nomai's Parties' cross-complaint with prejudice was filed. The Nomai Action remains pending against defendants Electronique d2 and La Cie Ltd.

  On, March 7, 1997, RKS Design, Inc. filed suit against the Company alleging that the Company failed to pay $48,394.21 of interest charges on fees charged for design services rendered with respect to its EZ Flyer and SyJet products. The suit requests damages including profits associated with these products, interest and attorneys' fees. The Company has filed a counterclaim asserting, inter alia, that no amount is owing to RKS, and that the Company is entitled to a refund of certain overpayments made to RKS. The Company does not believe that this claim will have a material adverse affect on the Company or its financial position or its results of operations.

  Due to the inherent uncertainty of litigation, management is unable to predict the outcome of the above litigation. A materially unfavorable outcome of the above litigation could have an adverse effect on the Company's financial condition, results of operations and cash flows.

  From time to time, the Company is involved in litigation that it considers to be in normal course of business. Other than as set forth above, the Company is not engaged in any legal proceedings as of September 30, 1997, which the Company expects individually or in the aggregate to have a material adverse effect on the Company's financial condition or results of operation.

14. SUBSEQUENT EVENTS

  On November 5, 1997, at a special shareholder meeting, the shareholders of the Company approved a proposal amending the existing articles of incorporation to increase the authorized shares of the Company from 120 million to 240 million. On December 10, 1997, assuming the conversion of all outstanding preferred stock and the exercise of all outstanding warrants and other stock commitments, the Company has outstanding and committed approximately 153 million shares of the Company's common stock.

  During October and November, 1997, the Company issued Series 5 convertible preferred stock for approximately $10 million in proceeds and approximately 7 million of outstanding warrants were exercised resulting in approximately $26 million in proceeds to the Company. Further, the Company committed to issue
4.5 million new warrants to warrant holders to exercise outstanding warrants with terms and conditions substantially the same as other outstanding Series 5 warrants.

  Adverse market conditions in the personal computer and data storage industries have resulted in lower than anticipated unit shipments and sales prices of the Company's products. As a result, the Company has experienced significant revenue shortfalls, negative cash flow, a lack of liquidity and excess inventory. The Company anticipates continuing losses during its fourth quarter ending
September 30, 1998, commensurate with the losses incurred during the first three quarters of fiscal 1998. A discussion of Management's plans to address the continued losses is included at Note 1 "Basis of Presentation", paragraph 8.